Exhibit 4.1

GOLDCORP INC.

2002 GOLDCORP STOCK OPTION PLAN

AMENDED AND RESTATED

Effective:   May 29, 2002

GOLDCORP INC.

STOCK OPTION PLAN

1.

Purpose of the Plan

The purpose of the Plan is to attract and retain superior employees, to provide a strong incentive for employees and consultants to put forth maximum effort for the continued success and growth of the Corporation and its Designated Subsidiaries, and in combination with these goals, to encourage equity ownership in the Corporation by its Employees and Consultants.

2.

Definitions

For the purposes of the Plan, the following terms have the respective meanings set forth below:

"Board of Directors" means the board of directors of the Corporation;

"Canadian Option" means an Option for which the Subscription Price is stated and payable in Canadian dollars;

"Committee" means the committee of the Board of Directors constituted as provided in Section 3 hereof;

"Consultant" means a person or company engaged by the Corporation or a Designated Subsidiary to provide ongoing management or consulting services to the corporation or a Designated Subsidiary;

"Corporation" means Goldcorp Inc., an Ontario corporation, or its successors;

"Designated Subsidiary" means a Subsidiary of the Corporation designated as a Designated Subsidiary for purposes of the Plan by the Board of Directors;

"Disability" means a physical or mental incapacity of a nature which the Committee determines prevents or would prevent the Employee from satisfactorily performing the duties of his position with the Corporation or any of its Designated Subsidiaries;

"Employee" means an individual who is a full-time employee of the Corporation or a Designated Subsidiary of the Corporation, including an officer, whether or not a director, and also includes any director who is not a full-time employee of the Corporation or a Designated Subsidiary;

"Grant" means the number of Options and SARs granted to an Employee or Consultant at any time in accordance with the provisions of Section 5 hereof;

"Issuable Shares" means that number of Shares that equals the aggregate of the number of Shares, but excluding shares of any class of the Corporation issued under the Plan or pursuant to share compensation arrangements of the Corporation over the one year period next preceding the date of share issuance in question;

"Market Value" of a Share means the closing board lot sale price per share of Shares on the TSE on the business day immediately preceding the relevant date and if there was not a board lot sale or the TSE on such date, then the last board lot sale prior thereto, provided, however, that for the purposes of Section 7 hereof, the Market Value of a Share on the date of exercise of an SAR means the simple average of the average of the high and low board lot trading prices per share of Shares on the TSE on each of the five trading days immediately prior to the date of exercise;

"Option" means an option, granted pursuant to Section 5 hereof, to purchase a Share and includes both a Canadian Option and a U.S. Option;

"Option Period" has the meaning ascribed to that term in subsection 5(e) hereof;

"Plan" means the 2000 Executive Stock Option Plan of the Corporation as set forth herein as the same may be amended from time to time;

"Retirement" has the meaning ascribed to that term in subsection 8(a) hereof;

"SAR" means a Stock Appreciation Right granted pursuant to Section 7 of the Plan;

"Shares" means, subject to Section 9 hereof, the Common Shares of the Corporation;

"Subscription Price" of a Share means an amount that is not less than 100% of the Market Value of a Share on the date of the Grant of the Option covering such Share;

"Subsidiary" means a subsidiary within the meaning of the Business Corporations Act (Ontario) as it exists on the date hereof;

"Triggering Event" means the first to occur of any of the following events:

(a)

the acquisition (other than from the Corporation), by any person or group of persons acting jointly or in concert within the meaning of the Securities Act (Ontario), of beneficial ownership (within the meaning of the Securities Act (Ontario) for purposes of insider trading or take-over bids) of 20% or more of the then issued and outstanding Shares in the capital of the Corporation or voting securities representing 20% or more of the combined voting power of the then issued and outstanding voting securities of the Corporation entitled to vote generally in the election of directors;

(b)

20% or more of the then issued and outstanding Shares in the capital of the Corporation or voting securities representing 20% or more of the combined voting power of the then issued and outstanding voting securities of the Corporation entitled to vote generally in the election of directors become subject to a voting trust;

(c)

individuals who, at the conclusion of the 2000 special meeting of the Corporation, constitute the Board of Directors (or the successors of such individuals nominated by the Board of Directors or any committee of the Board of Directors on which such individuals or such successors constitute a majority) shall cease to constitute a majority of the Board of Directors;

(d)

the Corporation amalgamates, consolidates or merges with any other body corporate or bodies corporate other than an affiliate, without the approval of the Board of Directors constituted as provided in subparagraph (c) above;

(e)

the Corporation sells, leases or otherwise disposes of its assets and undertaking as an entirety or substantially as an entirety, without the approval of the Board of Directors constituted as provided in subparagraph (c) above; or

(f)

the Corporation enters into a transaction or arrangement which would have the same or similar effect as the transactions referred to in sub paragraphs (d) and (e) above without the approval of the Board of Directors constituted as provided in subparagraph (c) above;

"TSE" means The Toronto Stock Exchange; and

"U.S. Option" means an Option for which the Subscription Price is stated and payable in United States dollars.

The masculine gender shall include the feminine gender and the singular shall include the plural and vice versa, unless the context otherwise requires.

3.

Administration of the Plan

The Committee shall administer the Plan in accordance with its terms. The Committee shall consist of three or more outside directors, a majority of whom are unrelated directors as that term is defined by the rules and policies of the TSE.

In addition to the other powers granted to the Committee under the Plan and subject to the terms of the Plan, the Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and to take such actions in connection therewith as it deems necessary or advisable. Any such interpretation, rule, determination or other act of the Committee shall be conclusively binding upon all persons.

The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board of Directors. A majority of the Committee shall constitute a quorum thereof. Acts approved in writing by all members of the Committee shall constitute valid acts of the Committee as if taken at a meeting at which a quorum was present.

The Committee may authorize one or more Employees of the Corporation to execute and deliver and to receive documents on behalf of the Corporation.

4.

Shares Subject to the Plan

The maximum aggregate number of Shares which may be issued under the Plan shall not exceed 18,000,000 Shares subject to adjustment as provided in Section 9 hereof. The maximum number of Shares with respect to which Grants may be made to any one Employee or his associates (as that term is defined in the Securities Act (Ontario)) shall not exceed 5% of the Issuable Shares.

Anything in this Plan to the contrary notwithstanding: (i) the maximum number of Shares reserved for issuance to insiders (as defined in the Securities Act (Ontario) but excluding any person within that definition solely by virtue of being a director or officer of a subsidiary) of the Corporation and their associates under the Plan shall not, when taken together with the number of shares issued to such insiders and their associates under the Corporation's other previously established or proposed stock option plans, exceed 10% of the Issuable Shares; (ii) the maximum number of Shares which may be issued to insiders of the Corporation and their associates under the Plan within any one-year period, when taken together with the number of shares issued to such insiders and their associates under the Corporation's other previously established or proposed share compensation arrangements, shall not exceed 10% of the Issuable Shares for all such insiders and associates in the aggregate and, in the case of any one insider and his associates, shall not exceed 5% of the Issuable Shares; and (iii) not withstanding the foregoing the outside limit in the number of stock options to be given in any one year shall be limited to 24,000 per Director in each year.

5.

Grants of Options

Subject to the provisions of the Plan, the Committee shall, in its sole discretion and from time to time, determine those Employees and Consultants to whom Grants shall be made, the number of Shares subject to such Grants and the date on which Grants are to be made. The Committee shall also:

(a)

determine, in connection with each Grant, to grant Options with or without SARs;

(b)

determine, in connection with each Grant, the number of Options and SARs to be granted, provided that in no case shall the number of SARs in a Grant exceed the number of Options in such Grant;

(c)

determine, in connection with each Grant, that the Options granted shall be either Canadian Options or U.S. Options;

(d)

determine, in connection with each Grant, the Subscription Price applicable to the Share covered by each Option;

(e)

determine, in connection with each Grant, the option period (the "Option Period") which shall commence on the date of the Grant and end not later than one day prior to the tenth anniversary of the date of Grant; and

(f)

determine the other terms and conditions (which need not be identical and which, without limitation, may include non-competition provisions) of all Options and SARs covered by any Grant.

6.

Terms and Conditions of Options

Each Option covered by a Grant shall be evidenced by a written agreement between the Corporation and the Employee or Consultant containing such terms and conditions, not inconsistent with the provisions of the Plan, as may be established by the Committee including the following:

(a)

the number of Options covered by the Grant and that each such Option shall give the right to purchase one Share;

(b)

the Subscription Price of the Share covered by an Option stated and payable in Canadian dollars, except in the case of a U.S. Option which shall be stated in United States dollars;

(c)

Options may be exercised (in each case to the nearest full Share) during the Option Period as follows:

(i)

at any time during the Option Period after the first year thereof, the Employee may exercise up to 33 1/3% of the Options covered by a Grant;

(ii)

at any time during the Option Period after the end of the second year thereof, the Employee or Consultant may exercise a further 33 1/3% of the Options covered by a Grant plus any Options not exercised in accordance with subparagraph (i) above; and

(iii)

at any time during the Option Period after the end of the third year thereof, the Employee or Consultant may exercise the then unexercised Options covered by a Grant.

The Committee may accelerate the right of an Employee or Consultant to exercise all or any part of the Options covered by a Grant not then exercisable;

(d)

except as contemplated in Section 8 hereof, no Option or SAR may be exercised unless the Employee or Consultant is, at the time of such exercise, an Employee or Consultant who has been continuously employed by, or a director of, the Corporation or one of its Designated Subsidiaries since the date of the Grant of the relevant Option; absence on leave with the approval of the Corporation or Designated Subsidiary shall not constitute an interruption of employment for purposes of the Plan;

(e)

the exercise of any Option is contingent upon receipt by the Corporation of the Subscription Price in cash, by certified cheque or bank draft, or any combination thereof; no less than 100 Options may be exercised at any one time, except where a smaller number of Options is or remains exercisable pursuant to a Grant, in which case, such smaller number of Options must be exercised at one time;

(f)

the Committee shall determine at the time a Grant is made that each Option granted with an SAR shall be exercisable either:

(i)

on a cancellation basis, in which case the exercise of the Option shall cause the cancellation of its related SAR and vice versa; or

(ii)

on a simultaneous basis, in which case the exercise of the Option shall automatically cause the exercise of its related SAR and vice versa;

(g)

unless otherwise provided by the Committee, Options and SARs granted to an Employee or Consultant under the Plan shall be exercisable during the Employee's or Consultant's lifetime only by the Employee or the Employee's or Consultant or Consultant's legal guardian and shall not be assignable or transferrable otherwise than by will or by the laws governing the devolution of property in the event of death; and

(h)

anything in this Plan to the contrary notwithstanding, every Option and SAR granted hereunder shall immediately become exercisable upon the occurrence of a Triggering Event.

7.

Stock Appreciation Rights

At the sole discretion of the Committee an SAR may be included in any Grant. An SAR exercisable on a cancellation basis shall entitle an Employee or Consultant to surrender to the Corporation the related Option which such Employee or Consultant could then exercise and receive from the Corporation upon such surrender an amount equal to the amount by which the Market Value of a Share on the date of exercise of the SAR exceeds the Subscription Price of the Share covered by such Option. Such amount shall be multiplied by the number of SARs exercised to obtain the cash sum payable on the concurrent exercise of several SARs. On exercise of a SAR granted in connection with an Option exercisable on a simultaneous basis, the related Option shall automatically be exercised and the Employee or Consultant shall be entitled to receive the amount determined as aforesaid.

In no event shall an SAR be exercisable otherwise than when and to the extent that the Option to which it relates is exercisable.

The Committee shall be entitled, in its sole discretion, to elect to settle the obligation arising out of the exercise of SARs by the payment of cash, by the issuance of Shares or by any combination of Shares and cash, in the proportions determined by the Committee. If settlement is to be made in whole or in part in Shares, the number of Shares to be delivered shall be the largest whole number of Shares obtained by dividing the cash sum otherwise payable as a result of the exercise of the SARs for which settlement is to be made in Shares by the Market Value of a Share on the date of exercise of such SARs. No fractional Share shall be issued in full or partial settlement of any part of an SAR covered by a Grant. The Market Value of a Share covered by a U.S. Option shall be converted into Canadian dollars at the noon rate of exchange of the Bank of Canada on the relevant date and shall be rounded to the nearest whole cent; if there is no noon rate of exchange of the Bank of Canada published on the relevant date, then the Market Value of a Share covered by a U.S. Option shall be determined on the first day immediately preceding the relevant date on which such noon rate of exchange was published.

8.

Termination of Employment

(a)

Any Employee or Consultant whose employment with the Corporation or any of its Designated Subsidiaries is terminated due to retirement on or after such Employee's or Consultant's normal retirement date (as defined in the applicable retirement plan of his or her employer) or due to early retirement with the consent of the Committee (collectively, "Retirement") shall have one (1) year from the date of such termination to exercise any Option granted hereunder to the extent such Option was exercisable on such date of termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto.

(b)

Any Employee or Consultant whose employment with the Corporation or any Designated Subsidiary is terminated due to Disability shall have one (1) year from the date of termination of employment to exercise any Option granted hereunder to the extent such Option was exercisable on the date of such termination; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto.

(c)

In the event of the death of an Employee or Consultant, either while in the employment of the Corporation or any of its Designated Subsidiaries or after Retirement, the Employee's estate may, within 12 months from the date of the Employee's or Consultant's death, exercise the Options covered by any Grant to the extent such Options were exercisable on the date of the Optionee's death; provided, however, that no Option shall be exercisable following the expiration of the Option Period applicable thereto. The Employee's or Consultant's estate shall include only the executors or administrators of such estate and persons who have acquired the right to exercise such Options directly from the Optionee by bequest or inheritance.

(d)

In the event an Employee's or Consultant's employment terminates for any cause other than death, Disability or Retirement, the Employee or Consultant may exercise the Options covered by any Grant to the extent such Options were exercisable on the Employee's or Consultant's last day of employment no later than such last day of employment with the Corporation or any Designated Subsidiary or such later date within the Option Period first established by the Committee for such Option as the Committee may fix.

(e)

Notwithstanding the provisions of subparagraphs (a), (b), (c) and (d), the Committee may in its sole discretion accelerate the right to exercise an Option and in such event such Option shall be deemed to have been exercisable on the date of Retirement, termination or death, as applicable. Subject to regulatory approval, the Committee may also its sole discretion increase the periods permitted to exercise all or any of the Options covered by any Grant following a termination of employment as provided in subparagraphs (a), (b), (c) or (d) above, if allowable under applicable law; provided, however, that in no event shall any Option be exercisable following the expiration of the Option Period applicable thereto.

(f)

As used in this Section 8, the phrase "exercise any Option" includes the surrender of an Option pursuant to the provisions of Section 7 hereof and the exercise of any SAR related to an Option and, solely for the purpose of interpreting this Section 8, a director of the Corporation or a Designated Subsidiary shall be considered to be an Employee or Consultant.

(g)

The Plan shall not confer upon any Employee or Consultant any right with respect to a continuation of employment by the Corporation or any Designated Subsidiary nor shall it interfere in any way with the right of the Corporation or such Designated Subsidiary to terminate any Employee's or Consultant's employment at any time.

9.

Adjustment on Alteration of Share Capital

(a)

In the event of a subdivision, consolidation or reclassification of outstanding Shares or other capital adjustment, or the payment of a stock dividend thereon, the number of Shares reserved or authorized to be reserved under the Plan, the number of Shares receivable on the exercise of an Option and the Subscription Price therefor shall be increased or reduced proportionately and such other adjustments shall be made as may be deemed necessary or equitable by the Committee.

(b)

If the Corporation amalgamates, consolidates with or merges with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved), any Share receivable on the exercise of an Option shall be converted into the securities, property or cash which the Employee or Consultant would have received upon such amalgamation, consolidation or merger if the Employee or Consultant had exercised his or her Option immediately prior to the effective date of such amalgamation, consolidation or merger and the Subscription Price shall be adjusted appropriately by the Committee and such adjustment shall be binding for all purposes of the Plan.

(c)

In the event of a change in the Corporation's currently authorized Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.

(d)

In the event of any other change affecting the Shares, such adjustment, if any, shall be made as may be deemed equitable by the Committee to properly reflect such event.

No adjustment provided in this Section 9 shall require the Corporation to issue a fractional Share and the total adjustment with respect to each Option shall be limited accordingly. Any adjustment made pursuant to this Section 9 with respect to the terms of an Option shall require a similar modification with respect to the terms of any SAR to which such Option relates.

10.

Amendment and Termination

The Board of Directors may, subject to regulatory approval, from time to time amend, suspend or terminate the Plan in whole or in part; provided, however, that the Board of Directors may not, without approval of the holders of a majority of the Shares present and voting in person or by proxy at a meeting of shareholders of the Corporation duly called for such purpose:

(a)

withdraw the administration of the Plan and/or any Option granted hereunder from a Committee consisting of three or more outside directors, a majority of whom are unrelated directors as that term is defined by the rules and policies of the TSE;

(b)

materially increase the benefits accruing to Employees or Consultants under the Plan;

(c)

increase the number of Shares available for Grants under the Plan; or

(d)

modify the requirements as to eligibility for participation in the Plan.

No action by the Board of Directors to terminate the Plan pursuant to this Section 10 shall affect Grants which became effective pursuant to the Plan prior to such action.

11.

Regulatory Approval

Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to cause to be issued and delivered any certificates evidencing Shares to be delivered pursuant to the Plan, unless and until the Corporation is advised by its legal counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities in Canada and the United States of America and the requirements of any exchange upon which Shares of the Corporation are listed. The Corporation shall in no event be obligated to take any action in order to cause the issuance and delivery of such certificates to comply with any such laws, regulations, rules, orders or requirements. The Committee may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations, rules, orders and requirements that the Employee or the Employee's or Consultant or the Consultant's estate, as applicable, make such covenants, agreements and representations as the Committee deems necessary or desirable.

12.

Miscellaneous

An Employee or Consultant entitled to Shares as a result of the exercise of an Option or SAR shall not be deemed for any purpose to be, or to have rights as, a shareholder of the Corporation by such exercise, except to the extent a Share certificate is issued therefor and then only from the date such certificate is issued. No adjustment shall be made for dividends or distributions or other rights which the record date is prior to the date such Share certificate is issued.

The Corporation may require an Employee or Consultant, as a condition of exercise of an Option or SAR, to pay or reimburse any taxes which are required to be withheld in connection with the exercise of such Option or SAR.

13.

Effective Date and Term of the Plan

The Plan shall become effective upon its adoption by the Board of Directors, subject to approval by the shareholders of the Corporation at the next meeting of shareholders of the Corporation. If the shareholders do not approve the Plan, the Plan shall not be effective and any and all action taken prior thereto, including the making of any Grants, shall be fully rescinded and be null and void. The Plan shall terminate on the day prior to the tenth anniversary of its adoption by the Board of Directors and no Grants may become effective under the Plan thereafter, but such termination shall not affect any Grants which became effective pursuant to the Plan prior to such termination.